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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                               (Name of Issuer)
--------------------------------------------------------------------------------
                             Brio Technology, Inc.


                        (Title of Class of Securities)
--------------------------------------------------------------------------------
                                 Common Stock


                                (CUSIP Number)
--------------------------------------------------------------------------------
                                  109704 106


            (Date of Event Which Requires Filing of this Statement)
--------------------------------------------------------------------------------
                               December 31, 1999

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)
        [_] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 109704 106                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ofir J. Kedar
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,111,606**

      SHARES              **Of the 3,111,106 shares, 182,979 shares are held
                          in trust for Ori Asher Kedar and 182,879 shares are
   BENEFICIALLY           held in trust for Tom Samuel Kedar
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6
       EACH               NONE

    REPORTING      ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          3,111,106**
       WITH
                          **Of the 3,111,106 shares, 182,979 shares are held in trust for Ori Asher Kedar and 182,879 shares are held in trust for Tom Samuel Kedar
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      N/A

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      11% at December 31, 1999

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

Item 1.

               (a)    Name of Issuer
                      Brio Technology, Inc.

               (b) Address of Issuer's Principal Executive Offices 3460 West Bayshore Road
                      Palo Alto, CA 94303
Item 2.
               (a)    Name of Person Filing
                      Ofir J. Kedar

               (b)    Address of Principal Business Office or, if none,
                      Residence
                      3460 West Bayshore Road
                      Palo Alto, CA 94303

               (c)    Citizenship
                      United States

               (d)    Title of Class of Securities
                      Common Stock

               (e)    CUSIP Number
                      109704 106

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)   [_]  Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

               (b)   [_]  Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c).

               (c)   [_]  Insurance company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).

               (d)   [_]  Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C 80a-8).

               (e)   [_]  An investment adviser in accordance with (S)240.13d-
                          1(b)(1)(ii)(E);

               (f)   [_]  An employee benefit plan or endowment fund in
                          accordance with (S)240.13d-1(b)(1)(ii)(F);

               (g)   [_]  A parent holding company or control person in
                          accordance with (S) 240.13d-1(b)(1)(ii)(G);

               (h)   [_]  A savings associations as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)   [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount beneficially owned: 3,111,106**

                     **Of the 3,111,106 shares, 182,979 shares are held in trust for Ori Asher Kedar and 182,879 shares are held in trust for Tom Samuel Kedar.

               (b)   Percent of class: 11%

               (c)   Number of shares as to which the person has:

                     (i)    Sole power to vote or to direct the vote

                            3,111,106**

                            **Of the 3,111,106 shares, 182,979 shares are held in trust for Ori Asher Kedar and 182,879 shares are held in trust for Tom Samuel Kedar.

                     (ii)   Shared power to vote or to direct the vote

                            None


                     (iii) Sole power to dispose or to direct the disposition of

                            3,111,106**

                            **Of the 3,111,106 shares, 182,979 shares are held in trust for Ori Asher Kedar and 182,879 shares are held in trust for Tom Samuel Kedar.

                     (iv) Shared power to dispose or to direct the disposition of

                            None

Item 5.  Ownership of Five Percent or Less of a Class

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification

         (a) N/A

         (b) N/A

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2000
                  ------------------------------------------------------------
                                              Date

                                       /s/ Ofir J. Kedar
                  ------------------------------------------------------------

                                              Director
                   ------------------------------------------------------------
                                             Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)